Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SALESFORCE.COM, INC.,

BULLSEYE MERGER CORPORATION,

BUDDY MEDIA, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS STOCKHOLDER REPRESENTATIVE

Dated as of June 3, 2012

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

Annex	Description

Annex A	Defined Terms

Exhibit	Description

Exhibit A	Certificate of Merger
Exhibit B	Form of Stockholder Written Consent
Exhibit C	Form of Vesting Acceleration Waiver
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Working Capital Statement
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Legal Opinion of Counsel of the Company
Exhibit H	Form of 280G Waiver
Exhibit I	Escrow Agreement
Exhibit J	Registration Rights Agreement

Schedules

Schedule A-1	Key Employees
Schedule A-2	Knowledge
Schedule 5.9(a)	Persons Signing Vesting Acceleration Waivers
Schedule 5.9(e)	Employee Retention Program
Schedule 5.17	Brighter Option Earn Out

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 3, 2012 by and among salesforce.com, inc., a Delaware corporation (“Parent”), Bullseye Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Buddy Media, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as stockholder representative (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated hereby.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2 Closing and Effective Time. Unless this Agreement is validly terminated pursuant to Section 8.1, the Merger shall be consummated at a closing (the “Closing”) on the later of (a) a date within two (2) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), or (b) August 13, 2012, at the offices of Wilson Sonsini Goodrich & Rosati, One Market, Spear Tower, Suite 3300, San Francisco, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Buddy Media, Inc.”

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers of Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Effect on Merger Sub Capital Stock. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) Effect on Company Capital Stock.

(i) Company Capital Stock Held by Accredited Investors. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, each share of Company Capital Stock (excluding (A) shares of Company Capital Stock held by Unaccredited Investors, which shall be treated in the manner set forth in Section 1.6(b)(ii),

(B) Company Restricted Stock, which shall be treated in the manner set forth in Section 1.6(b)(iii), (C) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(iv), and (D) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(v)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6(b)(i) and throughout this Agreement (including the escrow holdback and indemnification provisions set forth in this Agreement) and surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7, the Per Share Cash Consideration and the Per Share Stock Consideration (together, the “Merger Consideration”), less (x) the portion of the Merger Consideration to be withheld at the Closing and deposited into the Escrow Fund pursuant to Section 1.7(b)(ii), which will distributed to the former holders of such shares of Company Capital Stock in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement, and (y) the cash to be withheld and deposited with the Stockholder Representative pursuant to Section 1.7(b)(iv), which will be distributed to the former holders of such shares of Company Capital Stock in accordance with, and subject to, the terms and conditions of this Agreement. For purposes of calculating the aggregate amount of cash payable and shares of Parent Common Stock issuable to each Stockholder pursuant to this Section 1.6(b)(i), (x) all shares of the Company Capital Stock held by each such Stockholder shall be aggregated on a certificate-by-certificate basis, (y) the amount of cash to be paid to each Stockholder for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole cent, and (z) the number of shares of Parent Common Stock to be issued to each Stockholder in exchange for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole number. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. Any Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.

(ii) Company Capital Stock Held by Unaccredited Investors. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, each share of Company Capital Stock (excluding Dissenting Shares and Company Restricted Stock) issued and outstanding as of immediately prior to the Effective Time and held by an Unaccredited Investor shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6(b)(ii) and throughout this Agreement (including the escrow holdback and indemnification provisions set forth in this Agreement) and surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7 hereof, a cash payment equal to the Per Share Consideration, less (x) the portion of the Merger Consideration to be withheld at the Closing and deposited into the Escrow Fund pursuant to Section 1.7(b)(ii), which will distributed to the former holders of such shares of Company Capital Stock in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement, and (y) the cash to be withheld and deposited with the Stockholder Representative pursuant to Section 1.7(b)(iv), which will be distributed to the former holders of such shares of Company Capital Stock in accordance with, and subject to, the terms and conditions of this Agreement. For purposes of calculating the aggregate amount of cash payable to each Stockholder pursuant to this Section 1.6(b)(ii), (x) all shares of the Company Capital Stock held by each such Stockholder shall be aggregated on a certificate-by-certificate basis, and (y) the amount of cash to be paid to each Stockholder for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole cent.

(iii) Company Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, each share of Company Restricted Stock that is outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6(b)(iii) and throughout this Agreement and surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7 hereof, a number of shares of Parent Common Stock equal to the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Except as otherwise set forth in this Agreement, each share of Parent Common Stock issued pursuant to this Section 1.6(b)(iii) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan, if applicable, and the Company Restricted Stock agreements relating thereto, as in effect immediately prior to the Effective Time.

(iv) Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary of the Company as of immediately prior to the Effective Time other than Escrowed Shares (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(v) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i), Section 1.6(b)(ii) or Section 1.6(b)(iii), as applicable, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(v), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the escrow holdback and indemnification provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), Section 1.6(b)(ii) or Section 1.6(b)(iii), as applicable, without interest thereon. The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any such demands, or offer to settle or settle such demands, in any case unless such payment or settlement (A) is paid by the Company in full prior to Closing (and, therefore, fully reflected in the calculation of Closing Cash hereunder), (B) only involves the payment of cash prior to the Closing and does not involve any other non-monetary remedy, and (C) includes as a condition thereto an unconditional, irrevocable and full release of any and all appraisal, dissenters’ or other similar claims, causes of action and rights (and all related matters) under all applicable Legal Requirements against the Company and its Subsidiaries and Parent and its Affiliates.

(c) Treatment of Company Options and Company RSUs.

(i) Company Options.

(A) Effective as of the Effective Time, each Company Option (or portion thereof), whether vested or unvested, that is held by a Continuing Employee and is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Parent pursuant to this Section 1.6(c)(i)(A) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (x) such assumed Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall in all events be determined in order to comply with Section 409A of the Code, and in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.

(B) Effective as of the Effective Time, (1) each Company Option (or portion thereof), whether vested or unvested, that is held by a Non-Continuing Employee, and (2) each Vested Company Option that is held by a Departing Employee, in each case, that is outstanding and unexercised as of immediately prior to the Effective Time shall, by virtue of the Merger, be immediately cancelled and the holder thereof shall be entitled to receive, upon the terms and subject to the conditions set forth in this Section 1.6(c)(i)(B) and throughout this Agreement and in consideration of such cancellation, an amount in cash, without interest, equal to the excess of the Per Share Consideration for each share of Company Common Stock subject to such Company Option over the per share exercise price of such Company Option. Promptly following the Closing, Parent shall pay (or cause to be paid) the cash amounts payable pursuant to this Section 1.6(c)(i)(B) in respect of such Company Options.

(C) Effective as of the Effective Time, each unvested Company Option that is held by a Departing Employee and is outstanding as of immediately prior to the Effective Time shall, by virtue of such Departing Employee’s termination of employment or service with the Company on or prior to the Effective Time, be immediately cancelled without the payment of any consideration.

(ii) Company RSUs.

(A) Effective as of the Effective Time, each Company RSU that is held by a Continuing Employee and is outstanding as of immediately prior to the Effective Time shall be assumed by Parent as a Parent RSU. Except as otherwise set forth in this Agreement, each Company RSU so assumed by Parent pursuant to this Section 1.6(c)(ii)(A) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan and the Company RSU agreements relating thereto, as in effect immediately prior to the Effective Time, except that such assumed Company RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.

(B) Effective as of the Effective Time, each Company RSU that is held by a Non-Continuing Employee and is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger, be immediately cancelled and the holder thereof shall be entitled to receive, upon the terms and subject to the conditions set forth in this Section 1.6(c)(ii)(B) and throughout this Agreement, in consideration of such cancellation, an amount in cash, without interest, equal to the Per Share Consideration for each share of Company Common Stock subject to such Company RSU. Promptly following the Closing, Parent shall pay (or cause to be paid) the cash amounts payable pursuant to this Section 1.6(c)(ii)(B) in respect of such Company RSUs.

(C) Effective as of the Effective Time, each Company RSU that is held by a Departing Employee and is outstanding as of immediately prior to the Effective Time shall, by virtue of such Departing Employee’s termination of employment or service with the Company on or prior to the Effective Time, be immediately cancelled without the payment of any consideration.

(iii) Necessary Actions. Prior to the Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Options, Company RSUs, the Plan, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including determination by the administrator of the Plan that the treatment of Company Options and Company RSUs as contemplated by this Section 1.6(c) is permissible under the terms of the Plan and the applicable equity award agreements, delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company’s Board of Directors or applicable committee of the Company’s Board of Directors to terminate and/or cash out Company Options and Company RSUs in accordance with this Section 1.6(c) have been made.

(iv) Notice. Within ten (10) Business Days following the date hereof, the Company shall deliver notice to the holders of Company Restricted Stock, Company Options and Company RSUs, which such notice shall be in compliance with the terms of such equity award, that the Company Restricted Stock, Company Options and Company RSUs, as the case may be, will be treated as set forth in Section 1.6(b)(iii) and Section 1.6(c). Any materials to be submitted to the holders of Company Restricted Stock, Company Options and Company RSUs in connection with the notice required under this Section 1.6(c)(iv) shall be subject to advance review and approval by Parent, which Parent shall not unreasonably withhold or delay provided the Company considers in good faith any comments or proposed revisions made by Parent thereto.

(v) No Acceleration. The Board of Directors of the Company shall not resolve to accelerate the vesting of any Company Restricted Stock, Company Options or Company RSUs, other than Company Options and Company RSUs held by Non-Continuing Employees.

(vi) S-8 Registration. As soon as practicable (and in any event within six (6) Business Days) after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8 or another appropriate form (in any case if available for use by Parent), registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options and settlement of all Company RSUs, in each case, that are assumed by Parent pursuant to Section 1.6(c) that are eligible to be registered on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Company Options or Company RSUs remain outstanding; provided, however, that (A) in the event that the filing deadline contemplated by this Section 1.6(c)(vi) shall occur during a trading “blackout” period under Parent’s securities trading policies, then Parent shall not be required to file the registration statement contemplated by this Section 1.6(c)(vi) until such “blackout” period is no longer applicable, and (B) Parent shall not be deemed to have breached its obligations hereunder if Parent shall fail to fulfill its obligations under this Section 1.6(c)(vi) at a time when trading of Parent Common Stock has been suspended globally under Parent’s then effective registration statements (it being understood and agreed that if Parent is unable to file such registration statement on Form S-8 due to a global trading suspension under Parent’s then effective registration statements, then Parent shall file such registration statement as soon as practicable after trading has been restored).

(d) Treatment of Company Warrants. At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, if permissible pursuant to the terms of such Company Warrant and on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety.

1.7 Payment of Merger Consideration for Company Capital Stock.

(a) Exchange Agent. US Bank National Association, or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Merger Consideration, Escrow Amount, BO Earn Out Amount and Representative Expense Amount.

(i) At the Effective Time, Parent shall transfer to the Exchange Agent for exchange in accordance with this Article I the cash portion of the Merger Consideration payable pursuant to Section 1.6(b)(i) and Section 1.6(b)(ii) in exchange for shares of Company Capital Stock outstanding as of immediately prior to the Effective Time (less the cash amounts to be withheld and transferred to the Escrow Agent pursuant to Section 1.7(b)(ii) and the cash amounts to be withheld and transferred to the Stockholder Representative pursuant to Section 1.7(b)(iv)).

(ii) At the Effective Time, Parent shall transfer the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Escrow Amount with the Escrow Agent in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Stockholder (other than holders of Company Restricted Stock solely in their capacity as holders of Company Restricted Stock) its, his or her Pro Rata Portion of the Escrow Amount (with respect to each of the cash and stock portions of the Escrow Amount) to the Escrow Fund.

(iii) At the Effective Time, Parent shall transfer the BO Earn Out Amount to the Escrow Agent to hold in trust as an escrow fund (the “BO Escrow Fund”) under the terms of this Agreement and the Escrow Agreement.

(iv) At the Effective Time, Parent shall transfer the Representative Expense Amount to the Stockholder Representative to hold in trust as an escrow fund (the “Representative Escrow Fund”) under the terms of this Agreement. Upon deposit of the Representative Expense Amount with the Stockholder Representative in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Stockholder (other than holders of Company Restricted Stock solely in their capacity as holders of Company Restricted Stock) its, his or her Pro Rata Portion of the Representative Expense Amount to the Representative Escrow Fund.

(c) Exchange Procedures. As soon as reasonably practicable (and in any event within two (2) Business Days) after the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in customary form and substance to each Stockholder at the address set forth opposite each such Stockholder’s name on the Spreadsheet. After delivery to the Exchange Agent of a letter of transmittal and any other documents (including applicable tax forms) that Parent or the Exchange Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock (the “Company Stock Certificates”), (i) Parent shall cause the Exchange Agent to pay to the holder of such Company Stock Certificate in exchange therefor the cash portion of the Merger Consideration payable in respect thereto pursuant to Section 1.6(b)(i) and Section 1.6(b)(ii) (less the cash amounts to be withheld and deposited in the Escrow Fund pursuant to Section 1.7(b)(ii) and the Representative Escrow Fund pursuant to Section 1.7(b)(iv)), and (ii) Parent shall cause its transfer agent to issue to the holder of such Company Stock Certificate the stock portion of the Merger Consideration issuable in respect thereto pursuant to Section 1.6(b)(i) (less the shares of Parent Common Stock to be withheld and deposited in the Escrow Fund pursuant to Section 1.7(b)(ii)), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash and stock amounts payable, if any, in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto.

(d) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof, provided that such affidavit contains an indemnification agreement in a form and substance reasonably acceptable to Parent against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(e) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 and this Section 1.7 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Shares of Parent Common Stock. The certificates representing shares of Parent Common Stock issued by Parent to the Stockholders pursuant to Section 1.6(b) and this Section 1.7 shall bear the following legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(g) Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash and stock amounts that have been deposited with the Exchange Agent pursuant to Section 1.7(b)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.7(c), and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.7(i)) only as general creditors thereof with respect to any and all cash and stock amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6(b) upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.7(c). No interest shall be payable for the cash and stock amounts delivered to Parent pursuant to the provisions of this Section 1.7(g) and which are subsequently delivered to the holders of Company Stock Certificates.

(h) No Further Ownership Rights in Company Capital Stock. The cash and stock amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(i) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 Withholding Taxes. The Company, the Exchange Agent, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any Legal Requirements or applicable Orders. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9 Company Loans to Stockholders. In the event that any Stockholder has outstanding loans from the Company or any Subsidiary as of the Effective Time, the consideration payable to such Stockholder pursuant to Section 1.6(b) hereof shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such Stockholder’s loans as of the Effective Time, plus any other amounts owed by such Stockholder to the Company or any Subsidiary (collectively, such Stockholder’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.9. To the extent the consideration payable to such Stockholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Stockholder.

1.10 Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and reasonably necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule supplied by the Company to Parent on the date hereof (the “Disclosure Schedule”) or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that the relevance of such disclosure to such other section, subsection or subclause of this Article II is reasonably apparent on the face of such disclosure without reference to the documents referenced therein, the Company hereby represents and warrants to Parent and Merger Sub as follows and as set forth in the Disclosure Schedule:

2.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where any such failure to be so qualified would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Since the date of the Charter Documents Made Available, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company and its Subsidiaries has Employees or facilities or otherwise conducts its business as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

2.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other transactions contemplated hereby and thereby, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold (a) at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis, (b) a majority of the outstanding shares of Company Series B Preferred Stock, voting as a separate class, (c) a majority of the outstanding shares of Company Series C Preferred Stock, voting as a separate class and (d) a majority of the outstanding shares of Company Series D Preferred Stock, voting as a separate class (clauses (a) through (d), collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby (the “Company Recommendation”). This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.3 Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Merger or any other transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4 No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible).

2.5 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 42,619,321 shares of Company Common Stock, of which 7,993,658 shares are issued and outstanding on the date hereof; 4,518,903 shares of Company Series A Preferred Stock, all of which are issued and outstanding; 9,391,931 shares of Company Series B Preferred Stock, all of which are issued and outstanding; 8,563,815 shares of Company Series C Preferred Stock, all of which are issued and outstanding; and 4,933,623 shares of Company Series D Preferred Stock, all of which are issued and outstanding. Each share of Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock (including Company Restricted Stock), Company Options, Company RSUs and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Stockholder has exercised any right of redemption, if any, provided in the

Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Section 2.5(c) of the Disclosure Schedule sets forth for all holders of Company Restricted Stock, the name of the holder of such Company Restricted Stock, the date of purchase of such Company Restricted Stock, the purchase price of such Company Restricted Stock, the repurchase price of such Company Restricted Stock, whether such Company Restricted Stock was acquired pursuant the exercise of an incentive stock option (as defined in Section 422 of the Code) and the vesting schedule for such Company Restricted Stock (including whether the vesting of such Company Restricted Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events), and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Stock.

(d) All holders of Company Restricted Stock are current employees of the Company. To the Knowledge of the Company, each holder of Company Restricted Stock has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Stock.

(e) Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 6,185,132 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or restricted stock units granted under the Plan, of which (i) 3,894,570 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options or restricted stock units granted under the Plan, (ii) 1,104,792 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 1,185,770 shares remain available for future grant. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant. The terms of the Plan and the applicable agreements for each Company Option or Company RSU permit the assumption or substitution of options to purchase Parent Common Stock or Parent RSUs, as applicable, and the termination of Company Options and Company RSUs as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options or Company RSUs. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Restricted Stock under the Plan or any other Contract relating to such Company Options.

(f) Section 2.5(f) of the Disclosure Schedule sets forth for each outstanding Company Option, Company RSU and Company Warrant, the name of the holder, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such option, restricted stock unit or warrant (as applicable), the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, and, for any option, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.

(g) There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Stockholders.

(h) No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(i) As of the date hereof, an aggregate of 1,542,492 shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants and no shares of Company Preferred Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Options, Company RSUs and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral to which the Company or any Subsidiary is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(j) The allocation of the Total Consideration set forth in Article I hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(k) The Company represents and warrants that Section 2.5(k) of the Disclosure Schedule is true and correct.

(l) Section 2.5(l) of the Disclosure Schedule sets forth the Company’s current good faith best estimate of the Stockholders that are Unaccredited Investors.

2.6 Company Subsidiaries.

(a) Section 2.6(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each Subsidiary is a corporation, limited liability company or similar legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where any such failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been Made Available. All of the outstanding shares of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Section 2.6(a) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.

(b) Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Subsidiaries listed in Section 2.6(a) of the Disclosure Schedule) in which the Company owns any shares or any interest. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.7 Company Financial Statements; Internal Financial Controls.

(a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2010, unaudited consolidated balance sheet as of December 31, 2011, and the related audited (in the case of 2010) and unaudited (in the case of 2011) consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of March 31, 2012 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the three (3) months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP) and present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such Books and Records.

(b) The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any material set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other material repurchase or return arrangement; provided, however, that the Company makes no representation or warranty under this Section 2.7(b) with respect to the collectability of any accounts receivable of the Company and its Subsidiaries.

(c) The Company and each Subsidiary has established and maintains, adheres to and enforces a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) are designed to provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any Subsidiary (including any Employee thereof) has identified or has Knowledge of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

2.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, or (c) would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, individually or in the aggregate.

2.9 No Changes. Since the Balance Sheet Date through the date hereof, (a) no Company Material Adverse Effect has occurred or arisen, and (b) neither the Company nor any Subsidiary has taken any action that would require the consent of Parent under Section 4.2 (other than clauses (g), (s) and (t)(i) of Section 4.2) if proposed to be taken after the date hereof.

2.10 Tax Matters.

(a) Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any Subsidiary with any Governmental

Entity with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid on or before the Closing Date by the Company or its Subsidiaries have been or will be timely paid. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since January 1, 2010, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

(b) Reserves for Payment of Taxes. The Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company or each Subsidiary, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

(c) Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity. Neither the Company nor any Subsidiary has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Subsidiary. No claim or legal proceeding is pending or threatened against the Company or any Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(d) Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or a Subsidiary and with respect to which adequate reserves for payment have been established).

(e) Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Adjustment in Taxable Income. Neither the Company nor any Subsidiary is currently, and neither the Company nor any Subsidiary for any period for which a Company Return has not been filed will be, required to include any adjustment in Taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g) 280G; 162; Tax Indemnity Agreements; Etc. There is no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1)

of the Code. Neither the Company nor any Subsidiary currently is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Neither the Company nor any Subsidiary has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, by operation of law or otherwise. Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns, Singapore and the United Kingdom. Neither the Company nor any Subsidiary is subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(i) Transfer Pricing. The Company and each of its Subsidiaries is in compliance in all respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) Tax Shelters; Listed Transactions; Etc. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(k) Section 83(b). No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(l) Withholding. Each of the Company and its Subsidiaries: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

(m) Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

(n) Consolidated Groups. Neither the Company nor any Subsidiary has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(o) Section 1503. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(p) Section 409A. Each Company Employee Plan and Employee Agreement that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been since January 1, 2005 in operational compliance with Section 409A and since January 1, 2009, in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any Company Employee Plan or Employee Agreement in effect prior to the Effective Time. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (iv) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

2.11 Real Property. None of the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property (collectively, the “Lease Agreements”). The Company or any Subsidiary currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries has performed all of its material obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business, except as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the operation of the Company or any Subsidiary on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code or zoning requirement relating to such Leased Real Property or operations thereat.

2.12 Tangible Property. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby. The items of equipment owned or leased by the Company or any of its Subsidiaries are (x) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (y) in good operating condition, regularly and properly maintained, subject to normal wear and tear, except as would not be material to the Company and its Subsidiaries, taken as a whole.

2.13 Intellectual Property

(a) Disclosures. The Disclosure Schedule identifies: (i) in Section 2.13(a)(i) of the Disclosure Schedule, each Company Product; (ii) in Section 2.13(a)(ii) of the Disclosure Schedule, (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest; and (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number; (iii) in Section 2.13(a)(iii) of the Disclosure Schedule, (A) all Licensed IP that is in-licensed by the Company or any Subsidiary (other than software subject to Open Source Licenses and any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive software license; (2) is not incorporated into, or used directly in the development, delivery, hosting or distribution of, the Company Products; and (3) is generally available on standard terms for less than $15,000 per copy, seat or user, as applicable); (B) the Licensed IP Contract pursuant to which such Licensed IP is in-licensed by the Company or any Subsidiary; (C) whether the license or licenses so granted to the Company or such Subsidiary, as the case may be, are exclusive or nonexclusive; and (D) each Company Product in which such Licensed IP is incorporated or for which it is used to develop, deliver, host or distribute; and (iv) in Section 2.13(a)(iv) of the Disclosure Schedule, each Company IP Contract, other than (A) non disclosure agreements, (B) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company.

(b) Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract in substantially the same form as those generally used in the conduct of the Company’s business.

(c) Ownership Free and Clear. The Company and each of its Subsidiaries exclusively own all right, title and interest to and in the Company IP free and clear of any Liens. Without limiting the generality of the foregoing: (i) each Person who is or was an employee or independent contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Company IP has signed an agreement containing an assignment of Intellectual Property Rights to the Company or a Subsidiary (the form of which is attached to Section 2.13(c)-A of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)) or substantially in the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 2.13(c)-B of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”)), as the case may be; (ii) no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP; (iii) (A) no Key Employee or employee or independent contractor of the Company or any Subsidiary set forth on Schedule 2.13(c) is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality and (B) no other employee or independent contractor of the Company or any Subsidiary is in material breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality which would reasonably be expected to have an adverse effect on the Company; (iv) no funding, facilities or personnel of any Governmental Entity were used to develop or create any Company IP; (v) each of the Company and its Subsidiaries has taken all commercially reasonable steps to maintain the confidentiality of all proprietary information held by such entity, or purported to be held by such entity; (vi) neither the Company nor any Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right that is (or was at the time of assignment or transfer) material to the business of the Company or any Subsidiary to any other Person; (vii) neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP that is material to the business of the Company or any Subsidiary; and (viii) each of the Company and its Subsidiaries owns, possesses, or otherwise has the right to use, as of the Closing, all Intellectual Property Rights and Intellectual Property required to conduct the business of such entity as currently conducted.

(d) Valid and Enforceable. No trademark (whether registered or unregistered), trade name or domain name owned, used, or applied for by the Company or any Subsidiary conflicts or interferes with any trademark (whether registered or unregistered), trade name or domain name owned or used by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any Subsidiary has or purports to have an ownership interest has been impaired. All filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable final deadline. To the Knowledge of the Company, there is no basis for a claim that any Company IP, except for pending applications, is invalid or unenforceable.

(e) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Sections 2.13(a)(iii) and 2.13(a)(iv) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 2.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(g) Use of Licensed IP. The Company and its Subsidiaries have valid and subsisting written licenses to use all Licensed IP in the manner undertaken by the Company and its Subsidiaries in the conduct of their businesses as currently conducted. No consents are required by the Company and its Subsidiaries from the applicable licensor of an item of Licensed IP to use the Licensed IP in the manner undertaken by the Company and its Subsidiaries in the conduct of their businesses as currently conducted. The Licensed IP Contracts provide the Company and its Subsidiaries with the right to (i) distribute and make available as part of an online service the Company Products to its customers in the ordinary course of business and (ii) grant run-time licenses to all such customers sufficient for the intended and expected use of the said products and services, in the case of both clauses (i) and (ii) in the manner undertaken by the Company and its Subsidiaries in the conduct of their businesses as currently conducted.

(h) No Infringement of Third Party IP Rights. Neither the Company nor any Subsidiary is infringing or misappropriating, or has ever infringed or misappropriated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company and its Subsidiaries when conducted in substantially the same manner as currently conducted will not infringe or misappropriate any Intellectual Property Right of any other Person, including patents issuing on patent applications filed as of the date hereof. Without limiting the generality of the foregoing: (i) no product, information or service ever produced, distributed or sold by or on behalf of the Company or any Subsidiary has ever infringed or misappropriated any Intellectual Property Right of any other Person; (ii) no infringement or misappropriation claim or legal proceeding is pending or has been threatened against the Company or any Subsidiary or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or legal proceeding; (iii) neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement or misappropriation of any Intellectual Property Right of another Person; (iv) neither the Company nor any Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the Standard Form of IP Contracts); and (v) to the Knowledge of the Company, no claim or legal proceeding alleging that any Licensed IP infringes or misappropriates any Intellectual Property Right of any other Person is pending or has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP by the Company or any Subsidiary or (B) the distribution, hosting, delivery or sale of any Company Product.

(i) Bugs. None of the Company Software: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has Made Available a true, correct and complete list of all known bugs, defects and errors that have a material adverse effect in each version and component of the Company Software.

(j) No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) No Spyware or Malware. None of the Company Software performs the following functions, without the authorization of the owner or user of a computer system: (i) collects Private Data stored on the computer system; (ii) interferes with the owner’s or an authorized user’s control of the computer system; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system; (iv) changes or interferes with data that is stored on the computer system in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system; (v) causes the computer system to communicate with another computer system, or other device, without the authorization of the owner or an authorized user of the computer system; (vi) installs a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the computer system. For purposes of this Section 2.13(k), the owner or user of a computer system is deemed to provide authorization to a particular function when such function is disclosed in the applicable terms of use, specifications, user/instruction manual, or license agreement.

(l) Use of Open Source Code. Section 2.13(l) of the Disclosure Schedule accurately identifies and describes each item of Company Software that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (an “Open Source License”). Neither the Company nor any Subsidiary has used, modified, or distributed any software that is subject to an Open Source License in a manner that: (i) requires (or conditions the use or distribution of such software on) the disclosure, licensing or distribution of any source code for any Company IP; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company IP. Each of the Company and its Subsidiaries has complied with all of the material terms and conditions of each applicable Open Source License.

(m) No License of Source Code. No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary, including under any Open Source License. Neither the Company nor any Subsidiary has any duty or obligation to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary.

(n) Private Data. Section 2.13(n) of the Disclosure Schedule identifies and describes each Company Database in which Private Data or other confidential or proprietary data collected from a natural Person is maintained by or for the Company or any Subsidiary, the types of Private Data in each such database, the means by which the Private Data or other confidential or proprietary data collected from a natural Person was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the Private Data or other data or information in any of the Company Databases.

(o) Privacy Policies. Section 2.13(o) of the Disclosure Schedule contains each internal and external privacy policy of Company and any Subsidiary in effect at any time since the inception of the Company and each Subsidiary and identifies the policies currently in effect. Each of the Company and its Subsidiaries has complied, and the conduct of the business of each such entity as currently conducted complies, at all times with all of the Company Privacy Policies. Except as is not material in any case or in the aggregate, each of the Company and its Subsidiaries has complied, and the conduct of the business of each such entity as currently conducted complies, at all times with all Privacy Legal Requirements. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement, nor the Company’s or the Subsidiaries’ collection, disclosure to Parent, possession, or use of any Private Data in the Company Databases, will result in any violation of any Company Privacy Policy or any Privacy Legal Requirement. None of the disclosures made or contained in any Company Privacy Policy has been inaccurate, misleading or deceptive (including containing any material omission). Except as is not material in any case or in the aggregate, none of the disclosures made or contained in any Company Privacy Policy has been in violation of any Privacy Legal Requirement (including containing any omission). Section 2.13(o) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or violation of any Privacy Legal Requirement by the Company, any Subsidiary, any of their customers or users or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(p) Private Data Processing Agreements. The Company has Made Available (i) each Company Private Data Processing Contract and (ii) each standard form of Company Private Data Processing Contract.

(q) Private Data Protection Practices. The Company and its Subsidiaries do not collect and have not collected any Private Data from natural Persons in connection with the provision or operation of the Company Products, other than Private Data of natural Persons used or stored for the benefit of customers of the Company Products and not otherwise used by the Company and its Subsidiaries. Section 2.13(q) of the Disclosure Schedule sets out: (i) a copy of all the forms of consent (including a description of how such consent is obtained) used by the Company or any Subsidiary in respect of the collection, use or disclosure of Private Data; (ii) a description of the complaints process, and a list of all complaints or Claims received by the Company or any Subsidiary in respect of any Private Data collected, used or disclosed by the Company or any Subsidiary; (iii) a description of the access and security safeguards in place in respect of the Private Data maintained by or on behalf of the Company or any Subsidiary, including computer security, password protection and physical security and employee training programs with respect to compliance with Privacy Legal Requirements and Private Data retention and disposal programs; and (iv) a list of the individuals who are designated as responsible for overseeing the Company or any Subsidiary’s Privacy Policies and ensuring compliance with Privacy Legal Requirements. The information security practices used with respect to all Private Data maintained at any time by or on behalf of the Company or its Subsidiaries conform, and at all times have conformed in all material respects, to all Company Privacy Policies and Privacy Legal Requirements. The Company and all Subsidiaries have made no statements to the general public regarding any information security practices applicable to any Private Data other than those made in the Company Privacy Policies disclosed in Section 2.13(o) of the Disclosure Schedule.

(r) Social Media Content. Section 2.13(r) of the Disclosure Schedule sets forth all Contracts under which the Company or any Subsidiary uses or acquires any right or license to any Social Media Content or any API by which Social Media Content is made available by the operator of a Social Media Content site or platform, or to which the Company or any Subsidiary otherwise is or has been bound regarding the Company’s or any Company Product’s interaction with any Social Media Content site, platform, or API, including terms of use, terms of service and the like that may not require any form of affirmative assent. The Company and its Subsidiaries comply and at all times have complied with the Contracts set forth or required to be set forth in Section 2.13(r) of the Disclosure Schedule. For Social Media Content that is made available to the Company or any of its Subsidiaries by a customer of the Company or any of its Subsidiaries, the Company and its Subsidiaries comply with the provisions of the applicable Contract with that customer in respect to such Social Media Content. The Company Products do not present Social Media Content in a manner that suggests that the Social Media Content originated from the Company.

(s) No Unsolicited Communications. Recipients of any communications initiated by the Company or any Subsidiaries have consented to receive such communications, and the Company and its Subsidiaries have at all times complied with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM Act of 2003”), state anti-spam laws, and all other Legal Requirements governing marketing, promotion, and the transmission of unsolicited communications.

2.14 Material Contracts.

(a) Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the date hereof, (x) to which the Company or any Subsidiary is a party, (y) by which the Company or any Subsidiary or any of their assets is bound or under which the Company or any Subsidiary has, or may become subject to, any obligation, or (z) under which the Company or any Subsidiary has any right or interest (the Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):

(i) that is with a Top Customer or Top Supplier;

(ii) pursuant to which the Company or any Subsidiary has been appointed a partner, reseller or distributor;

(iii) pursuant to which the Company or any Subsidiary has appointed another party as a partner, reseller or distributor;

(iv) pursuant to which the Company or any Subsidiary is bound to provide any Company Product to any third party on a most favored nation basis or similar terms;

(v) pursuant to which the Company or any Subsidiary is bound to provide or license any Company Product to any third party on an exclusive basis or to license any product or service on an exclusive basis from a third party;

(vi) imposing any restriction on the right or ability of the Company or any Subsidiary (or that would purport to limit the freedom of Parent or any of its Affiliates): (A) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or to provide any services; (B) to solicit the employment of, or hire, any potential employees, consultants or independent contractors of any Top Customer or Top Supplier; (C) to develop or distribute any technology; or (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any Person;

(vii) set forth or required to be set forth in Sections 2.13(a)(iii) or 2.13(a)(iv) of the Disclosure Schedule;

(viii) set forth or required to be set forth in Section 2.13(r) of the Disclosure Schedule;

(ix) that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council or similar labor entity;

(x) that is with an employee or individual consultant, contractor or salesperson, other than any at-will employment or services agreement providing no severance or other post-termination benefits (other than continuation coverage required by law);

(xi) that grants any severance or termination pay or benefits (in cash or otherwise) to any employee, individual, consultant or any contractor, consulting or sales agreement, contract or commitment with a firm or other organization;

(xii) that is a Lease Agreement;

(xiii) relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(xiv) relating to the settlement of any action, suit or complaint;

(xv) relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities;

(xvi) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any Subsidiary;

(xvii) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, other than ordinary course customer relationships;

(xviii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xix) constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity; and

(xx) that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in any fifteen month period; or (B) the performance of services having a value in excess of $250,000 in any fiscal year.

(b) The Company has Made Available accurate and complete copies of all written Material Contracts, including all amendments thereto. Section 2.14(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company and by the Company in accordance with its terms, subject to Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.15 Employee Benefit Plans.

(a) Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains a complete and accurate list of each material Company Employee Plan and each Employee Agreement (not including any bonus, visa or work permit agreements) applicable to current employees and under which outstanding liabilities or obligations remain. Neither the Company nor any Subsidiary has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no Key Employee intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons currently performing services for the Company or any Subsidiary as a consultant or independent contractor.

(b) Documents. The Company and each of its Subsidiaries has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written third-party service agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan,

(vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (ix) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. No binding promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. To the Knowledge of the Company, no binding verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Company and each of its Subsidiaries has, in all material respects, performed all obligations required to be performed by them under any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than an employment agreement, consulting agreement or similar agreement that cannot be terminated without the written consent of the other party) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any Subsidiary or any ERISA Affiliate (other than ordinary administration expenses or, with respect to benefits, other than (1) bonuses or commissions that were previously earned, vested or accrued, (2) amounts under other compensation plans, that were previously earned, vested or accrued or (3) medical or group insurance claims incurred, in each case under Company Employee Plans prior to the Effective Time). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, any Subsidiary nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d) No Pension Plan. None of the Company, any Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Plan. None of the Company, any Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company, any Subsidiary nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g) International Employee Plan. No International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Section 2.15(g) of the Disclosure Schedule sets forth, to the extent applicable, each International Employee Plan that has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”) the assets held for the purposes of the Funded International Employee Plans, to enjoy favorable taxation status under applicable Legal Requirements relating to employee benefit plans. The Company is not aware of any ground on which any such approval may cease to apply.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and no officer of the Company or any Subsidiary has ever represented, promised or contracted (whether in written, or to the Knowledge of the Company, oral form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute. Section 2.15(h) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits.

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

2.16 Employment Matters.

(a) Compliance with Employment Laws. The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) is not liable for any material arrears of wages or any Tax or penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any Subsidiary, or, to the Knowledge of the Company, any of their Employees relating to any Employee solely in his or her capacity as an Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any Subsidiary, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and each Subsidiary’s Employees are terminable at the will of the Company and its Subsidiaries. The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(b) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.

(c) No Interference or Conflict. To the Knowledge of the Company, no current stockholder, director, officer, Employee or consultant of the Company or any Subsidiary is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would materially interfere with such person’s efforts to promote the interests of the Company or any Subsidiary or that would materially interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any Subsidiary’s businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

2.17 Governmental Authorizations. The Company and its Subsidiaries currently have all consents, licenses, permits, grants or other authorizations which are required to hold any interest in any of their respective properties or assets or for the operation of their respective businesses as currently conducted or as currently contemplated to be conducted by the Company (collectively, the “Company Authorizations”), except as is not material in any case or in the aggregate. The Company Authorizations are in full force and effect and the Company is in material compliance therewith.

2.18 Litigation. There is no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such). No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted. There are no facts, claims or allegations that would reasonably be expected to result in liability of the Company to any D&O Indemnified Party under the Charter Documents or in any indemnification agreements in effect as of the date hereof and set forth in Section 5.14 of the Disclosure Schedule.

2.19 Insurance. Section 2.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any Subsidiary or any ERISA Affiliate, all of which have been Made Available. There is no claim by the Company or any Subsidiary or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the

Company, any Subsidiary or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, any Subsidiary and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since its inception and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies. None of the Company, any Subsidiary nor any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.20 Compliance with Legal Requirements.

(a) General. Except as is not material in any case or in the aggregate, the Company and each Subsidiary has complied with, and is not in violation of, any Legal Requirement. Neither the Company nor any Subsidiary has received any written notice alleging a material violation of any Legal Requirement.

(b) FCPA. Neither the Company nor any Subsidiary (including any of their officers, directors, agents, distributors, employees or, to the Knowledge of the Company, other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or to the Knowledge of the Company, any Subsidiary in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(c) Environmental Laws. Neither the Company nor any Subsidiary has released any amount of any Hazardous Material. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. Neither the Company nor any Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any applicable Legal Requirement, nor has the Company or any Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material in violation of any applicable Legal Requirement.

2.21 Top Customers and Suppliers.

(a) Section 2.21(a) of the Disclosure Schedule contains a true and correct list of the top twenty-five (25) currently active distributors, licensees or other customers of Company Products by current committed monthly revenues (each such customer, a “Top Customer”). The Company has not received written notice, nor does the Company have Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company consistent with past custom and practice.

(b) Section 2.21(b) of the Disclosure Schedule contains a true and correct list of the top twenty-five (25) suppliers of the Company, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for the period between January 1, 2011 and March 31, 2012 (each such supplier, a “Top Supplier”). The Company has not received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company consistent with past custom and practice.

2.22 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any other stockholder of the Company or any Subsidiary (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.22. To the Company’s Knowledge, there are no Contracts with regard to contribution or indemnification between or among any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.

2.23 Books and Records. The minute books of the Company have been Made Available and are materially complete and up-to-date. At the Closing, the minute books and other business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) will be in the possession of the Company and its Subsidiaries.

2.24 Third Party Expenses. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent owns beneficially and of record all outstanding capital stock of Merger Sub free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.

3.2 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.3 Governmental Approvals and Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger.

3.4 SEC Reports and Financial Statements.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 31, 2010 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b) The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c) As of the date hereof, Parent is not aware of any facts that would reasonably be expected to cause it to be ineligible to file the Form S-3 Registration Statement contemplated by the Registration Rights Agreement or to have to delay or suspend the effectiveness of the Form S-3 Registration Statement.

3.5 Merger Consideration.

(a) Parent has sufficient cash and cash equivalents to pay the cash portion of the Merger Consideration.

(b) The Parent Common Stock to be issued by Parent in connection with the as part of the Merger Consideration has been duly authorized, and upon consummation of the Merger and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

3.6 No Additional Representations. Parent acknowledges that (a) none of the Company or any other Person has made any representation or warranty, expressed or implied, as to the Company or any of its Subsidiaries or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent, Merger Sub and their representatives, except as expressly set forth in this Agreement, (b) Parent and Merger Sub have not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, and (c) none of the Company or any other Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any information, documents or material Made Available to Parent or conveyed in any management presentations or in any other form in expectation of the transactions contemplated hereby; provided, however, that subject to the terms of Article VII, none of the representations or warranties set forth in this Section 3.6 shall apply to, or otherwise operate to limit the liability of the Company or any other Person in respect of any claim or cause of action based on or arising out of fraud, willful misconduct or intentional misrepresentation.

ARTICLE IV

CONDUCT OF COMPANY BUSINESS PRIOR TO THE EFFECTIVE TIME

4.1 Affirmative Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted. Without limiting the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Parent shall otherwise consent in writing, the Company shall use its commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries, preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.

4.2 Forbearance of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.2 of the Disclosure Schedule, the Company shall not (and shall ensure that no Subsidiary shall), without the prior written consent of Parent:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary) except in accordance with the agreements evidencing Company Options, Company RSUs or Company Restricted Stock;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for: (1) the granting of Company Options or Company RSUs in the ordinary course of business and consistent with past practice, in the case of Company Options at a price equal to the fair market value on the date of grant, and in any case on terms and conditions that are consistent with past practice and do not provide for the acceleration of exercise rights or vesting thereunder in connection with the Merger or any other transactions contemplated by this Agreement; (2) the issuance of Company Capital Stock pursuant to the exercise of Company Options and Company Warrants outstanding as of the date of this Agreement (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company), (3) the settlement of any Company RSUs outstanding as of the date of this Agreement, and (4) the vesting of any shares of Company Restricted Stock outstanding as of the date of this Agreement;

(d) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e) make or agree to make any capital expenditure or commitment exceeding $125,000 in the aggregate per month;

(f) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any Subsidiary or any business enterprise or division thereof outside the ordinary course of the business of the Company or its Subsidiary, as the case may be, and consistent with past practice;

(g) other than in connection with the provision of products and services to customers in the ordinary course of business consistent with past practice, enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any agreement contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, or (iii) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any Subsidiary;

(h) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a UCC lien over any asset of the Company or any Subsidiary, create a Lien over any material asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement;

(i) make any loan to any Person (except for advances to employees for business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person;

(j) commence or settle any Action or written threat of any Action by or against the Company or any Subsidiary, except for Actions involving claims of less than $100,000 in the aggregate;

(k) pay, discharge, release, waive or satisfy any rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(l) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(m) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss, amend any Return or file any income Tax Return including any estimated Return or other material Return unless a copy of such Return has been submitted to Parent for review a reasonable period of time prior to filing;

(n) adopt, amend or terminate any Company Employee Plan, including any indemnification agreement, or enter into or amend any Employee Agreement other than entry into offer letters with new hires, with annual remuneration of not more than $150,000, each in the ordinary course of business consistent with past practice;

(o) increase or make any other change that would result in increased cost to the Company to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any Subsidiary to any Employee, except for increases or changes (i) in the ordinary course of business and consistent with past practice, (ii) as required by any Company Employee Plan listed on Section 2.15(a) of the Disclosure Schedule as in effect on the date hereof, or (iii) in respect of any transaction bonus agreement or similar arrangement entered into between the Company and any of its employees or service providers in connection with the transactions contemplated by this Agreement (“Transaction Bonus Agreements”);

(p) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 4.2(p) of the Disclosure Schedule and except for Transaction Bonus Agreements;

(q) take any action to accelerate or otherwise modify the terms of any of the outstanding Company Options, Company RSUs or Company Restricted Stock;

(r) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(s) send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(t) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any Subsidiary’s businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof; or

(u) take, commit, or agree in writing or otherwise to take, any of the actions described clause (a) – (t) of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 No Solicitation.

(a) Commencing on the date hereof and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit any of its Affiliates, directors, officers, employees, stockholders, agents or other representatives (“Representatives”) to), directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, promote or support any inquiry, proposal or offer from, furnish any non-public information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding (A) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of intellectual property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, or (C) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (A), (B) and (C) being referred to herein as an “Alternative Transaction”); (ii) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access; (iii) assist or cooperate with any person to make any proposal regarding any Alternative Transaction; or (iv) enter into any Contract, whether binding or non-binding, with any person providing for an Alternative Transaction (including, but not limited to, a letter of intent or exclusivity agreement). The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction.

(b) In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (ii) above, the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Parent may reasonably request.

(c) The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.2 Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including by using its reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Article VI, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.3 Governmental Approvals.

(a) In furtherance and not in limitation of the terms of Section 5.2, subject to the terms of Section 5.3(b), each of the Company, any Subsidiary and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate, or that Parent may reasonably request in connection with the consummation of, the Merger and other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the Merger and the other transactions contemplated by this Agreement. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or any other transaction contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Without limiting the generality or effect of Section 5.3(a), each of the Company and Parent shall, as soon as practicable (but in any event within fifteen (15) Business Days) after the execution of this Agreement, make any initial filings required under the HSR Act in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by applicable Legal Requirements, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, it being understood that the Company will not, nor will it permit any of its Representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the Merger or any other transactions contemplated by this Agreement without Parent’s prior review and approval. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any HSR Act with respect to the Merger and other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(c) Parent shall, in consultation with the Company and subject to Section 5.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Legal Requirement which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.

5.4 Stockholder Approvals.

(a) Requisite Stockholder Approval. Immediately following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit B (the “Stockholder Written Consent”). The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Upon receipt of the Requisite Stockholder Approval, the Company shall promptly deliver a written notice (the “Stockholder Notice”) to each Stockholder whose consent was not obtained prior to the Company’s receipt of the Requisite Stockholder Approval, which notice shall include the notice to stockholders required by Section 262 of the Delaware General Corporation Law of the approval of the Merger and that appraisal rights are available. Parent shall have a right to review and comment upon the Stockholder Notice prior to any delivery of the Stockholder Notice to any Stockholders, and the Company shall consider in good faith any comments made by Parent on the Stockholder Notice. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.

(b) 280G Approvals. Prior to the Closing, the Company shall obtain and deliver to Parent a 280G Waiver from each Person who Parent reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and who might otherwise have, receive or have the right or entitlement to receive, separately or in the aggregate, “parachute payments” (within the meaning of Section 280G of the Code and regulations promulgated thereunder), pursuant to which each such Person shall agree, unless the 280G Approval (as defined below) has been obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, to waive any and all right or entitlement to such “parachute payments” and each such 280G Waiver shall remain in effect immediately prior to the Effective Time. The Company shall submit to the Stockholders for approval (in a form and manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any “parachute payments”, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that (i) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.

5.5 Access to Information. The Company shall, upon reasonable request and notice, afford Parent and its Representatives reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (a) the properties and assets, Books and Records, Contracts and Company IP of the Company and its Subsidiaries, (b) such other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (c) all Employees of the Company and its Subsidiaries; provided, however, that (i) such access does not unreasonably disrupt the normal operations of the Company, and (ii) the Company may withhold or restrict access to any document or information solely if and to the extent that the disclosure of such information would reasonably be expected to violate any Contract or any applicable Legal Requirement or result in the waiver of any legal privilege or work-product privilege. With respect to any information that the Company is permitted to withhold pursuant to the immediately preceding proviso, unless such information relates to a transaction with the Company within the six-month period immediately preceding May 14, 2012, the Company shall use its reasonable best efforts to (A) obtain the required consent of any third party that is necessary to enable the Company to provide access or disclosure to Parent, (B) with respect to information that is subject to a legal privilege or work-product privilege, enter into a joint defense agreement or other arrangement, as appropriate, so as to enable the Company to disclose such information to Parent in a manner that does not result in the loss of such privilege, and (C) develop an alternative means by which to provide Parent with such information in a manner that does not violate the applicable Contract or Legal Requirement or jeopardize the applicable privilege. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 5.6 shall not be considered in determining whether the condition set forth in Section 6.2(a) or Section 6.2(b) has been satisfied. No disclosure by the Company pursuant to this Section 5.6 shall affect or be deemed to modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.5 or any information obtained pursuant to the notice requirements of Section 5.6, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated as of May 3, 2012 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

5.8 Contract Notices and Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Contract (including all of the Contracts set forth in Section 2.4 of the Disclosure Schedule) as are required thereunder in connection with the Merger in order for such Contract to remain in full force and effect following the Merger. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger is not consummated for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

5.9 Employee Matters.

(a) Vesting Acceleration Waivers. Prior to the Closing, the Company shall use its reasonable best efforts to obtain an executed Vesting Acceleration Waiver, in substantially the form attached hereto as Exhibit C (the “Vesting Acceleration Waiver”), from each person set forth on Schedule 5.9(a).

(b) Non-Competition and Non-Solicitation Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to obtain an executed Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit D, from the Employees of the Company and its Subsidiaries (other than the Key Employees) who become eligible to participate in the employee retention program described in Schedule 5.9(e).

(c) Termination of Employee Plans. Prior to the Closing, the Company shall take all action necessary to terminate the Plan, such termination to be effective at or before the Effective Time. Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include group severance pay or benefits and any Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). The Company shall provide Parent with evidence that any such Company Employee Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan as Parent may require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in the Spreadsheet.

(d) New Employment Arrangements. Prior to the Closing, Parent shall, or shall cause one of its subsidiaries to, extend an offer of employment to each employee of the Company or any Subsidiary in one of Parent’s customary forms (an “Offer Letter”) to become an employee of Parent or one of its subsidiaries effective on the first Business Day after the Closing. Each such Offer Letter shall provide each Continuing Employee with overall salary and benefits (including any equity or equity-based plan, program or arrangement) which, in the aggregate, are no less favorable than those provided to each such Continuing Employee by the Company or any Subsidiary immediately prior to the date hereof (excluding any equity or equity-based plan, program or arrangement); provided, however, that Parent shall not be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any Continuing Employee for any specific period of time. In the event that any employee of the Company or any Subsidiary declines to accept Parent’s offer of employment made in accordance with this Section 5.9(d), the Company or a Subsidiary (as applicable) shall terminate the employment of such person effective prior to the Effective Time. Parent shall credit each Continuing Employee for all service with the Company (or any Subsidiary) prior to the Closing for purposes of eligibility and vesting under any vacation plan or paid time off policy of Parent.

(e) Employee Retention Program. Schedule 5.9(e) hereto is incorporated herein by reference.

(f) No Employment Commitment or Plan Amendments. Except for Section 5.14, no provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any stockholder, Key Employee, Other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, continuing employee, Key Employee, Other Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of the Company or any Subsidiary.

5.10 Third Party Expenses.

(a) Company Expenses. If the Merger is not consummated, the Company shall be solely responsible for any and all expenses and costs incurred by the Company and its Subsidiaries in connection with the negotiation, execution, delivery and performance of this Agreement. Prior to the

Effective Time, the Company may pay for any and all Third Party Expenses, provided that such payments are fully reflected in the calculation of Closing Cash. Any Third Party Expenses of the Company and its Subsidiaries that are not paid in full prior to the Effective Time and reflected in the calculation of Closing Cash shall be deducted from the Total Consideration in accordance with the terms and conditions hereof. The Company shall take all necessary action to ensure that Third Party Expenses are not be incurred by the Company after the Closing Date without the express prior written consent of Parent. At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a statement (the “Statement of Expenses”), in a form reasonably acceptable to Parent, setting forth all Third Party Expenses to be paid by the Company prior to the Effective Time and all Third Party Expenses that will not be paid by the Company prior to the Effective Time.

(b) Parent Expenses. Parent shall be solely responsible for any and all expenses and costs incurred by Parent or any of its Affiliates in connection with the negotiation, execution, delivery and performance of this Agreement, including any and all filing fees payable by Parent in connection with the submission of its Notification and Report Form filed under the HSR Act in connection with the Merger and other transactions contemplated hereby.

5.11 Closing Date Balance Sheet. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”), in a form reasonably acceptable to Parent, prepared using the same accounting principles, practices, procedures, policies and methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the combined consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2012 attached hereto as Exhibit E (the “Working Capital Statement”), after giving effect to the Closing. The Company hereby represents and warrants to Parent that, except as set forth in Section 5.11 of the Disclosure Schedule, the Working Capital Statement was prepared using the same accounting principles, practices, procedures, policies and methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Current Balance Sheet. In addition to any other information required to be reflected in the Closing Date Balance Sheet pursuant to the preceding sentence, the Closing Date Balance Sheet shall set forth all information required to calculate the Balance Sheet Adjustment Amount.

5.12 Spreadsheet. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent:

(a) calculation of the Total Consideration and all components thereof, including Closing Cash, the Aggregate Strike Price Amount, Closing Indebtedness, Third Party Expenses, the Tax Amount and the Balance Sheet Adjustment Amount;

(b) calculation of the Per Share Consideration, the Per Share Cash Consideration, the Per Share Stock Consideration and the Exchange Ratio;

(c) with respect to each Stockholder: (i) the name and address of such holder, (ii) whether such holder is a current or former employee of the Company, (iii) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate numbers, (iv) the date of acquisition of such shares, (v) whether any Taxes are to be withheld in accordance with Section 1.8 from the consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) or Section 1.6(b)(ii), (vi) the cash consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) or Section 1.6(b)(ii) (on a certificate-by-certificate basis and in the aggregate), (vii) the stock consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) (on a certificate-

by-certificate basis and in the aggregate), (viii) the Pro Rata Portion of such holder, (ix) the amount of cash and stock to be deposited into the Escrow Fund and Representative Escrow Fund on behalf of such holder pursuant to this Agreement, (x) the net cash and stock amounts to be paid to such holder in accordance with Section 1.6(b)(i) or Section 1.6(b)(ii) after deduction of the amounts referred to in clauses (v) and (ix) (on a certificate-by-certificate basis and in the aggregate), and (xi) whether such Stockholder is an Unaccredited Investor;

(d) with respect to Company Restricted Stock: (i) the name and address of the holder thereof, (ii) whether such holder is an employee, consultant, director or officer of the Company or any Subsidiary, (iii) the number, class and series of shares of Company Capital Stock held by such holder as Company Restricted Stock and the respective certificate numbers, (iv) the grant date, (v) the vesting schedule (including all acceleration provisions) applicable to such Company Restricted Stock and (vi) the number of shares of Parent Common Stock that will be issuable to such holder following the Closing in accordance with Section 1.6(b)(iii);

(e) with respect to each Company Option and Company RSU: (i) the name and address of the holder thereof, (ii) whether such holder is an employee, consultant, director or officer of the Company or any Subsidiary, (iii) the grant date and expiration date thereof, (iv) whether such Company Option or Company RSU was granted pursuant to the Plan, (v) the vesting schedule (including all acceleration provisions) applicable to such Company Option or Company RSU and the extent to which such Company Option or Company RSU is vested as of immediately prior to the Effective Time (taking into account any Company Option or Company RSU (or portion thereof) that, as a result of the Merger (but taking into consideration any Vesting Acceleration Waiver entered into with respect to such Company Option or Company RSU) will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), (vi) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option or Company RSU immediately prior to the Closing, (vii) whether such holder is a Continuing Employee, Non-Continuing Employee or Departing Employee (it being understood that such information may be updated at any time prior to the Closing), (viii) the number of shares of Parent Common Stock that will be subject to such Company Option or Company RSU following the Closing in accordance with Section 1.6(c), if applicable, (ix) the exercise price per share of such Company Option or Company RSU following the Closing in accordance with Section 1.6(c), if applicable and (x) the cash consideration that such holder is entitled to receive in accordance with Section 1.6(c), if any;

(f) with respect to each Company Warrant: (i) the name and address of the holder thereof, (ii) the grant date and expiration date thereof, (iii) the vesting schedule (including all acceleration provisions) applicable to such Company Warrant and the extent to which such Company Warrant is vested as of immediately prior to the Effective Time (taking into account any Company Warrant (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), and (iv) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Warrant immediately prior to the Closing;

(g) with respect to the Escrowed Shares: (i) the name and address of each Person to whom such shares are to be distributed pursuant to the BO Agreement and the portion of Escrowed Shares attributable to such Person, (ii) the material terms governing the distribution of such shares, including the distribution date(s) of such shares and (iii) the aggregate cash consideration that the Escrowed Shares are to be converted into pursuant to Section 1.6(b)(ii); and

(h) with respect to the BO Earn Out Amount: (i) the name and address of each Person entitled to receive a portion of the BO Earn Out Amount and the portion of the BO Earn Out Amount attributable to such Person, (ii) the material terms governing the BO Earn Out, including the potential distribution date of such earn out, (iii) the aggregate cash consideration and aggregate stock consideration comprising the BO Earn Out Amount.

5.13 Certain Tax Matters.

(a) Responsibility for Filing Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are due on or prior to the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are due after the Closing Date. Parent shall permit the Stockholder Representative to review and comment on any Pre-Closing Tax Period Tax Return or Straddle Period Tax Return described in the preceding sentence prior to filing. Parent shall consider in good faith any reasonable changes that are suggested by the Stockholder Representative.

(b) Amended Returns and Retroactive Elections. Parent shall not, and shall not cause or permit the Company or any of its Subsidiaries to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (ii) make any Tax election that has retroactive effect to any such Pre-Closing Tax Period or Straddle Period, or (iii) extend or waive the statute of limitations with respect to any Pre-Closing Tax Period, in each such case without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed), except as required by Legal Requirement or as would not result in an obligation for indemnification under Article VII of this Agreement (including as a result of a waiver by the Indemnified Parties). For the avoidance of doubt, Parent shall be entitled to initiate voluntary disclosure agreements and/or file initial or amended returns in relation to VAT, sales and use tax liabilities and transfer pricing matters of the Company and its Subsidiaries.

(c) Cooperation on Tax Matters.

(i) Parent, the Company and its Subsidiaries and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.13 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and its Subsidiaries and the Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company and its Subsidiaries, or the Stockholder Representative shall allow the other party to take possession of such books and records.

(ii) Parent and the Company further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.14 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries under the Charter Documents or in any indemnification agreements in effect as of the date hereof and set forth in Section 5.14 of the Disclosure Schedule (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by Legal Requirements and (ii) shall not be deemed to release any D&O Indemnified Party who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect with any Loss claimed by any of the Indemnified Parties against such D&O Indemnified Party in his or her capacity as a Stockholder pursuant to this Agreement or any Related Agreement. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that to the extent any premiums with respect to such policy have not been paid in full by the Company prior to the Effective Time, then such payments shall be Third Party Expenses hereunder. After the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that Parent and the Surviving Corporation shall have no obligation to pay premiums or any other amounts with respect to such policy.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.14 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14 and shall be entitled to enforce the covenants contained herein).

(d) In the event that, following the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.14.

5.15 Adoption by Parent. Within four hours after the execution and delivery of this Agreement, Parent shall take all requisite action to adopt this Agreement in its capacity as the sole stockholder of Merger Sub.

5.16 Public Disclosure. Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall use reasonable efforts to coordinate generally with the Company regarding the initial press release regarding announcement of this Agreement and the transactions contemplated herein.

5.17 Brighter Option Earn Out. The terms and conditions of Schedule 5.17 are incorporated herein by reference.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party . The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent, Merger Sub and the Company):

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Merger and the other transactions contemplated hereby shall have been obtained and the waiting period (and any extension thereof) under the HSR Act relating to the Merger and the other transactions contemplated hereby shall have expired or terminated early.

(c) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger or any other Transaction illegal or otherwise prohibiting or preventing consummation of the Merger.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent and Merger Sub):

(a) Representations and Warranties. The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing. The Company shall have delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement prior to the Closing, including the Spreadsheet, the Closing Date Balance Sheet and the Statement of Expenses.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Joinder Agreements. Stockholders holding 90% of the outstanding shares of Company Common Stock shall have executed and delivered to Parent Joinder Agreements, in the form attached hereto as Exhibit F (the “Joinder Agreements”), and all such Joinder Agreements shall be in full force and effect.

(e) Conversion of Preferred Stock. Each share of Company Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the Certificate of Incorporation of the Company.

(f) Company Warrants. All Company Warrants that have not been exercised, converted or exchanged prior to the Effective Time shall have been cancelled.

(g) New Employment Arrangements.

(i) Each of the Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement shall be in full force and effect shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.

(ii) Each of the Offer Letters executed by each of the Key Employees concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have shall terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or expressed an intention to terminate, or taken action toward terminating, his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with Parent or one of its subsidiaries following the Closing.

(iii) At least 75% of the total number of employees of the Company or any Subsidiary (other than the Key Employees and employees classified as general and administrative in the Books and Records on the date hereof) (A) shall have signed an Offer Letter in the form provided by Parent or that is reasonably acceptable to Parent, in each case effective on the first Business Day after the Closing Date, (B) shall not have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or expressed an intention to terminate, or taken action toward terminating, his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with Parent or one of its subsidiaries following the Closing, (C) shall have satisfied Parent’s customary employee background investigation (which includes the absence of a record of any criminal conviction in all applicable court and police records), (D) shall have executed Parent’s Inventions and Proprietary Rights Assignment Agreement and Code of Conduct, and (E) shall be eligible to work in the United States.

(h) Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(i) FIRPTA Certificate. Parent shall have received a copy of a FIRPTA Compliance Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

(j) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit G.

(k) 2011 Audited Financials. Parent shall have received the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, and the related audited consolidated statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries for the twelve (12) month period then ended.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):

(a) Representations and Warranties. The representations and warranties of Parent that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all respects as of such date).

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(c) Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger and to be reserved for issuance upon exercise, vesting or payment under any Company Option, Company RSU or share of Company Restricted Stock shall have been authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

(d) S-3/S-8 Eligibility. Parent shall be eligible to register the Parent Common Stock to be issued in the Merger for resale by the Stockholders on Form S-3 promulgated under the Securities Act and shall be eligible to register on Form S-8 promulgated under the Securities Act the Parent Common Stock issuable upon exercise of all Company Options and settlement of all Company RSUs that are assumed by Parent pursuant to Section 1.6(c) and eligible to be registered on Form S-8.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. California time on the date that is one year following the Closing Date (the date of expiration of such one-year period, the “Expiration Date”); provided, however, that in the event of fraud, willful misconduct or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, the (a) representations and warranties of the Company contained in Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure) other than the representations and warranties set forth in clauses (c), (f) and (g) of Section 2.5, and Section 2.24 (Third Party Expenses) (together, the “Fundamental Representations”) shall not expire and shall survive indefinitely, and (b) the representations and warranties contained in Section 2.10 (Tax Matters) (the “Tax Representations”) shall survive until the expiration of all statutes of limitations applicable to the applicable Taxes addressed by such representations and warranties (including all periods of extension), (c) the representations and warranties of the Company contained in Section 2.13 (Intellectual Property) (the “IP Representations”) shall survive until 11:59 p.m. on the third (3rd) anniversary of the Closing Date, and (d) the representations and warranties of the Company contained Section 2.20 (Compliance with Legal Requirements) (the “Compliance Representations”) shall survive until 11:59 p.m. on the second (2nd) anniversary of the Closing Date (the Fundamental Representations, Tax Representations, IP Representations and Compliance Representations being collectively referred to as the “Special Representations”); and provided, further, that all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

7.2 Indemnification.

(a) From and after and by virtue of the Merger, subject to the terms of this Article VII, the Stockholders agree to severally (based on such Stockholder’s Pro Rata Portion), but not jointly, indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any Third Party Claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i) any breach of or inaccuracy in, as of the date hereof or as of the Effective Time, a representation or warranty of the Company contained in this Agreement or the Officer’s Certificate, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;

(ii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Spreadsheet, including any failure to properly calculate Closing Cash, Closing Indebtedness, the Balance Sheet Adjustment Amount, Third Party Expenses, the Tax Amount or Total Consideration;

(iii) third party Actions against Parent or any Subsidiary (including the Company or any Subsidiaries) following the Closing, including the costs of defending against and settling any such third party Actions, if the facts and circumstances alleged in such third party Action would give the Indemnified Parties a right to indemnification under Section 7.2(a)(i) if such facts and circumstances were factually accurate (subject to the limitations under Section 7.1 and Section 7.3 in respect of such indemnification);

(iv) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud or willful misconduct or intentional misrepresentation on the part of the Company, any Subsidiary, any Stockholder or any Representative of any of the foregoing in connection with this Agreement, the Merger or the other transactions contemplated hereby;

(v) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement (other than those set forth in Section 5.6, unless such failure to comply with Section 5.6 was knowing and intentional);

(vi) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares; and

(vii) any Taxes of the Company (A) attributable to any taxable period or portion thereof that ends on or prior to the Closing Date (“Pre-Closing Tax Period”), including, for the avoidance of doubt, all Transaction Payroll Taxes, it being understood that, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) any Taxes as a result of the Company being (or ceasing to be) on or prior to the Closing Date (1) a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law prior to the Closing Date or (2) a transferee or successor by contract or otherwise, which relate to an event occurring on or before the Closing Date, (C) as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (D) any transfer or other Taxes arising directly (or indirectly) as a result of the transactions contemplated by this Agreement or any ancillary agreement, to the extent not reflected in the case of each of the preceding clauses (A) – (D) in the calculation of the Balance Sheet Adjustment Amount; provided that the Stockholders shall have no obligation to indemnify the Indemnified Parties against any Losses resulting solely from Taxes resulting from (x) a Code Section 338 election with respect to Parent’s acquisition of the Company’s stock pursuant to this Agreement, (y) any transactions occurring after the Effective Time outside the ordinary course of business (other than as explicitly contemplated by this Agreement), or (z) any breach by Parent of Section 5.13 hereof. For the avoidance of doubt, for purposes of this Article VII only, once it has been established that there has been any breach of or inaccuracy in any representation or warranty, or any failure by the Company to perform or comply with any covenant or agreement, solely for the purpose of determining the amount of Losses suffered as a result of any such breach, inaccuracy or failure (separate and apart from establishing that there has been any breach of or inaccuracy in any representation or warranty, or any failure to perform or comply with any covenant or agreement by the Company), any representation, warranty, covenant or agreement given or made by the Company that is qualified or limited in scope as to materiality, “Company Material Adverse Effect” or similar qualifications shall be deemed to be made or given without such qualification for the purpose of determining the amount of such Losses.

(b) The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(c) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of a Stockholder (and this Article VII shall not be the sole and exclusive remedy in respect of such Stockholder) in connection with a claim based on fraud, willful misconduct or intentional misrepresentation committed by or with the actual knowledge of such Stockholder.

(e) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

7.3 Limitations on Indemnification.

(a) Threshold and Deductible. Except in the case of fraud, willful misconduct or intentional misrepresentation and indemnification claims for breaches of or inaccuracies in the Special Representations, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,000,000 in Losses in the aggregate, in which case the Indemnified Parties shall be entitled to recover all Losses above the first $500,000 of Losses paid, incurred, suffered or sustained by the Indemnified Parties as a group. For the avoidance of doubt, the limitations set forth in this Section 7.3(a) shall not apply to indemnification claims under clauses (ii) – (vii) of Section 7.2(a), inclusive.

(b) Recovery from Escrow Fund.

(i) Except in the case of fraud, willful misconduct or intentional misrepresentation, and indemnification claims for breaches of or inaccuracies in the Special Representations or indemnification claims under Section 7.2(a)(iii) that are predicated on assumed breaches of or inaccuracies in the Special Representations, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 7.2(a)(i) and Section 7.2(a)(iii) shall be recourse against the cash and shares of Parent Common Stock held in the Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 7.3(b)(i) shall not apply to any indemnification claim under clauses (ii) – (vii) of Section 7.2(a), inclusive.

(ii) The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be recourse against the cash and shares of Parent Common Stock held in the Escrow Fund, but if the Escrow Fund is insufficient to satisfy any portion of a Loss for which an indemnification claim has been made under Section 7.2(a)(i) for breaches of or inaccuracies in the Special Representations or for which an indemnification claim has been made under clauses (ii) – (vii) of Section 7.2(a), inclusive, the Indemnified Parties shall be entitled to recover such portion of such Losses in respect of such indemnification claims directly from the Stockholders (the portion of any Loss for which indemnification is not satisfied by the Escrow Fund is referred to as an “Excess Loss”).

(c) Except in the case of fraud, willful misconduct or intentional misrepresentation, (i) the maximum amount that the Indemnified Parties may recover for indemnification claims under Section 7.2(a)(i) for breaches of or inaccuracies in the IP Representations and indemnification claims under Section 7.2(a)(iii) that are predicated on assumed breaches of or inaccuracies in the IP Representations shall be limited to a dollar amount equal to twenty percent (20%) of the Total Consideration; and (ii) the maximum amount that the Indemnified Parties may recover for indemnification claims under Section 7.2(a)(i) for breaches of or inaccuracies in the Compliance Representations and indemnification claims under Section 7.2(a)(iii) that are predicated on assumed breaches of or inaccuracies in the Compliance Representations shall be limited to $74,500,000 in the aggregate.

(d) Except in the case of fraud, willful misconduct or intentional misrepresentation committed by or with the actual knowledge of such Stockholder, the liability of each Stockholder for indemnification claims under Section 7.2(a) shall be limited, in the aggregate, to a dollar amount equal to the aggregate portion of the Total Consideration (including such Stockholder’s Pro Rata Portion of the Escrow Amount, Representative Expense Amount and the BO Earn Out Amount) payable to such Stockholder pursuant to this Agreement (without regard to any withholding, vesting or other similar limitation applicable to such payments) (valuing the Parent Common Stock for this purpose using the Parent Trading Price).

(e) In the case of any indemnification claim under Sections 7.2(a) that is not limited to the recovery of funds from the Escrow Fund pursuant to Section 7.3(b), subject to the limitations set forth in Sections 7.3(b) – (d), the Indemnified Parties shall be entitled to bring indemnification claims under Section 7.2(a)(i) – (vii) as applicable against any or all of the Stockholders for the Excess Losses, and each Stockholder shall be liable for its, his or her Pro Rata Portion of the Excess Losses in respect of such indemnification claim; provided, however, that that the foregoing shall not limit the liability of a Stockholder who has committed fraud, willful misconduct or intentional misrepresentation, or has actual knowledge of fraud, willful misconduct or intentional misrepresentation, with respect to such fraud, willful misconduct or intentional misrepresentation.

(f) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(g) The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss (net of any costs to recover such insurance payments and any increased premiums resulting therefrom).

(h) The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Legal Requirements (which, for the avoidance of doubt, shall not require any Indemnified Party to seek recovery from any third party).

(i) The amount of any Loss arising out of any item included as a liability in calculating the Balance Sheet Adjustment Amount shall be calculated net of the amount so included. The amount of any Loss arising out of any reduction in value of any current asset acquired at the Closing shall be calculated net of the reported value of such current asset used in calculating the Balance Sheet Adjustment Amount. No Indemnified Party shall be entitled to indemnification under this Article VII in respect of any Loss that is taken into account in the calculation of Total Consideration.

(j) No Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty, agreement or covenant.

(k) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will either Party be liable to the other for any punitive damages, except to the extent such punitive damages are awarded to a third party pursuant to a Third Party Claim.

(l) Notwithstanding anything to the contrary set forth herein, in no event will the amount of Losses for which the Indemnified Parties are entitled to indemnification hereunder be calculated or otherwise determined based on a multiple of any financial metric such as revenue, EBITDA or net income (and Parent hereby waives for itself and all other Indemnified Parties the right to calculate or otherwise determine Losses using a multiple of any financial metric).

(m) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Section 7.3 or elsewhere in this Agreement shall limit the liability of a Stockholder in connection with a claim based on fraud, willful misconduct or intentional misrepresentation committed by, or with the actual knowledge of, such Stockholder.

7.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 7.1, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against a Stockholder, to such Stockholder directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b) If the Stockholder Representative on behalf of the Stockholders (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Stockholders (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Escrow Fund cash and shares of Parent Common Stock with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice as directed by the Stockholder Representative, with any shares of Parent Common Stock released from the Escrow Fund to be valued for this purpose using the Parent Trading Price.

(c) In the event that the Stockholder Representative (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b) within 30 days after delivery of such Indemnification Claim Notice, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund an amount of cash and shares of Parent Common Stock with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice as directed by the Stockholder Representative, with any shares of Parent Common Stock released from the Escrow Fund to be valued for this purpose using the Parent Trading Price. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Stockholder shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Stockholder’s Pro Rata Portion of such shortfall in cash.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in the Court of Chancery of the State of Delaware pursuant to the arbitration proceedings set out in 10 Del. C. §349 and the Court of Chancery Rules relating thereto, including Court of Chancery Rules 96, 97, and 98. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The decision of the arbitrator as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, conclusive and binding upon the parties to this Agreement and the Stockholders and any Indemnifying Party, and shall not be subject to appeal. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Stockholders or any Indemnifying Party and the Indemnified Parties under this Article VII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

7.5 Third Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third Party Claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), no settlement of any such Third Party Claim shall be determinative of whether an Indemnified Party is entitled to indemnification hereunder in respect of such Third Party Claim or the amount of Losses relating to such matter. In the event that the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund in respect of such Third Party Claim. In the event that the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) does not consent to any such settlement, and the Indemnified Parties wish to seek indemnification hereunder in respect of such Third Party Claim, then the Indemnified Parties shall make such indemnification claims pursuant to the procedures set forth in Section 7.4.

7.6 Stockholder Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Fund, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services other than pursuant to the terms of that certain Stockholder Representative Agreement, dated on or about the date hereof, entered into by and among the Stockholder Representative, the Company and certain of the Stockholders. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and any amounts required to be paid by the Stockholder Representative to the Escrow Agent pursuant to the Escrow Agreement (“Stockholder Representative Expenses”), in each case, as such Stockholder Representative Expense is incurred or suffered; provided, that in the event that any such Stockholder Representative Expense is finally adjudicated to have arisen from the bad faith, gross negligence or willful misconduct of the Stockholder Representative or any of its members, managers, agents, employees or affiliates, the Stockholder Representative will reimburse the Stockholders the amount of such Stockholder Representative Expense attributable to such bad faith, gross negligence or willful misconduct. The Representative Expense Amount shall be available to reimburse the Stockholder Representative for any Stockholder Representative Expenses. Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses not previously recovered from the Representative Escrow Fund from the Escrow Fund prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Representative Escrow Fund and Escrow Fund, this Section 7.6(b) shall not limit the obligation of any Stockholder to promptly pay such Stockholder Representative Expenses as they are incurred. Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Stockholder Representative shall distribute such portion of the Representative Expense Amount that has not been used to reimburse the Stockholder Representative for Stockholder Representative Expenses, if any, to the Escrow Agent, who will promptly distribute such funds to the Stockholders in accordance with their respective Pro Rata Portions. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 or Section 8.4, shall constitute a decision of the Stockholders and shall be final, conclusive and binding upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within four (4) hours after the execution and delivery of this Agreement by Parent and the Company;

(c) by Parent or the Company if the Closing Date shall not have occurred by November 30, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prohibits prevents consummation of the Merger, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 6.2(a) and 6.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Sections 6.3(a) and 6.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the End Date.

8.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.7 (Confidentiality), 5.10 (Third Party Expenses), 5.16 (Public Disclosure), Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

8.4 Extension; Waiver . At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Stockholders are deemed to have agreed that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Merger Sub, to:

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: Senior Vice President, Corporate Development and Strategy

Facsimile No.: (415) 358-8051

Email: jsomorjai@salesforce.com

and

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: General Counsel

Facsimile No.: (415) 536-4616

Email: burke.norton@salesforce.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Street, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Facsimile No.: (415) 947-2099

Email: mringler@wsgr.com

(b)	if to the Company (prior to the Closing), to:

Buddy Media, Inc.

155 6th Avenue, 12th Floor

New York, NY 10013

Attention: Natalie Stein

Facsimile No.: (646) 205-9375

Email: natalie.stein@buddymedia.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

Attention: Edward D. Zimmerman, Marita A. Makinen and Ethan A. Skerry

Facsimile No.: (212) 262-7402

Email: eskerry@lowenstein.com

(c)	if to the Stockholder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Facsimile No.: (415) 962-4147

Email: deals@shareholderrep.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

Attention: Edward D. Zimmerman, Marita A. Makinen and Ethan A. Skerry

Facsimile No.: (212) 262-7402

Email: eskerry@lowenstein.com

9.2 Interpretation. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.3 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

9.4 No Third Party Beneficiaries. Except for the provisions of Section 5.14, nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.

9.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) The liability of any Person under Article VII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions, or willful misconduct or intentional misrepresentation. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions or willful misconduct or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, willful misconduct or intentional misrepresentation (ii) the time period during which a claim for fraud, willful misconduct or intentional misrepresentation may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for fraud, willful misconduct or intentional misrepresentation.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.9 Exclusive Jurisdiction. Subject to Section 7.4(d), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the other transactions contemplated by this Agreement or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Section 7.4(d), each party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 7.4(d), each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

9.12 Conflict Waiver. Each of the parties to this Agreement hereby acknowledges and agrees that Lowenstein Sandler PC has served as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and that, following consummation of the Merger and the other transactions contemplated hereby, Lowenstein Sandler PC (or any successor) may serve as counsel to the

Stockholder Representative and any Stockholder in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof (including in the case of Parent, the Surviving Corporation) to consent to waive any conflict of interest arising from such representation.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

SALESFORCE.COM, INC.

By:	/s/ John Somorjai
Name:	John Somorjai
Title:	SVP, Corporate Development and Strategy

BULLSEYE MERGER CORPORATION

By:	/s/ Sam Fleischmann
Name:	Sam Fleischmann
Title:	President

BUDDY MEDIA, INC.

By:	/s/ Michael Lazerow
Name:	Michael Lazerow
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

PROJECT BULLSEYE - AGREEMENT AND PLAN OF MERGER

ANNEX A

DEFINED TERMS

“280G Waivers” shall mean the 280G Waivers executed and delivered by certain Company employees prior to Closing substantially in the form attached hereto as Exhibit H.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Strike Price Amount” shall mean an amount equal to the aggregate exercise prices of all Company Options and Company Warrants issued and outstanding both as of the date hereof and as of immediately prior to the Effective Time.

“Balance Sheet Adjustment Amount” shall mean the amount, if any, by which (i) the total current assets of the Company and its Subsidiaries (excluding any Closing Cash), minus (ii) the absolute value of the total current liabilities of the Company and its Subsidiaries (excluding Closing Indebtedness, Third Party Expenses, the Tax Amount and sales commissions and quarterly bonuses (but not including any portion of annual bonuses) earned during the last completed fiscal quarter prior to the Closing Date, but including all Taxes of the Company or its Subsidiaries attributable to a period (or portion thereof) ending on or before the Closing Date (as determined in a manner set forth in Section 7.2(a)(vii) other than Taxes included in the Tax Amount), which, for the avoidance of doubt shall include all Transaction Payroll Taxes), is less than the Balance Sheet Target. For purposes of clarity, if the amount referenced in the preceding clause (i) minus amount referenced in the preceding clause (ii) is greater than or equal to the Balance Sheet Target, the Balance Sheet Adjustment Amount shall be deemed to equal zero. For illustrative purposes only (and not to serve as an exhaustive list of current assets and liabilities or categories of current assets and liabilities), the Working Capital Statement reflects the accounting principles, practices, procedures, policies and methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies to be used to calculate the Balance Sheet Adjustment Amount. The parties agree that no liabilities relating to the termination of employment of any Non-Continuing Employee will be reflected in the Balance Sheet Adjustment Amount.

“Balance Sheet Target” shall mean an amount equal to negative Five Million Dollars (–$5,000,000).

“Behavioral Data” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is used by or on behalf of the Company or any Subsidiary to (i) identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or other content), (ii) develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, (iii) predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or (iv) target advertisements or other content to an individual, device, or application.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or New York City, New York are authorized or obligated by law or executive order to close.

“BO Agreement” shall mean the agreement for the sale and purchase of the entire issued share capital of Brighter Option Limited, dated February 25, 2012, by and between the Company, Buddy Media UK Limited and the Sellers (as defined therein).

“BO Earn Out Amount” shall mean (i) an amount of cash equal to the sum of (1) the BO Maximum Earn Out Cash plus (2) the product obtained by multiplying (x) the BO Maximum Earn Out Shares by (y) the Per Share Cash Consideration, and (ii) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the BO Maximum Earn Out Shares by (y) the Per Share Stock Consideration.

“BO Maximum Earn Out Cash” shall mean the maximum amount of cash payable by the Company pursuant to the Earn Out provisions of the BO Agreement, as may be amended from time to time.

“BO Maximum Earn Out Shares” shall mean the maximum number of shares of Company Common Stock issuable by the Company pursuant to the Earn Out provisions of the BO Agreement, as may be amended from time to time.

“Closing Cash” shall mean the amount of any unrestricted cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the Effective Time (which, for the avoidance of doubt, shall not include any cash held in escrow by the Company pursuant to the BO Agreement and shall include cash collateralizing any letter of credit entered into for the purpose of securing any lease deposit), less sales commissions and quarterly bonuses (but not including any portion of annual bonuses) earned during the last completed fiscal quarter prior to the Closing Date, less any outstanding checks that have been mailed or otherwise delivered by the Company or any Subsidiary but have not cleared as of the Closing Date, plus any outstanding checks received by the Company or any Subsidiary prior to the Closing Date that have not been deposited in the Company’s bank accounts as of the Closing Date.

“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries as of immediately prior to the Effective Time, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness following the Effective Time.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Database” means any distinct electronic or other database containing (in whole or in part) Private Data or other confidential or proprietary data or information that is maintained by or for the Company or any Subsidiary at any time.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any Subsidiary or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by, or purported to be owned by, the Company or any Subsidiary.

“Company IP Contract” shall mean any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and Legal Requirements, or (ii) have a materially adverse effect on the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that in no event shall any Effect to the extent resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any change in economic conditions in the United States or global economy or capital or financial markets generally that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, (b) any change in economic conditions generally affecting industries in which the Company conducts business that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, (c) any change in GAAP or (d) the announcement or pendency of the Merger.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock, taken together.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company or any Subsidiary, including any policy, representation, obligation, or promise relating to: (i) the privacy of users of any website or service operated by or on behalf of the Company or any Subsidiary; (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Private Data; or (iii) information about individuals who are Employees or are associated with Persons with which the Company or any Subsidiary has an agreement.

“Company Private Data Processing Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data by a third party for or on behalf of the Company or any Subsidiary.

“Company Product” shall mean each proprietary product or service marketed or sold by the Company or any Subsidiary at any time, and any product or service currently under development by the Company or any Subsidiary.

“Company Restricted Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

“Company RSUs” shall mean all issued and outstanding units or awards pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof or compensation otherwise based upon the value of a share of Company Common Stock, in each case upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Software” shall mean any software (including Company IP and Licensed IP), that is embedded in, or used directly in the development, delivery, hosting or distribution of, any Company Products, including any such software that is used to collect, transfer, transmit, store, host, or otherwise process Social Media Content or Personal Data.

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

“Continuing Employee” shall mean an employee who is employed by the Company or a Subsidiary as of the Closing Date and continues his or her employment with Parent or one of its subsidiaries on the day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).

“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Departing Employee” shall mean any employee who receives an offer of employment in accordance with Section 5.9(d) but does not become a Continuing Employee, and as a result, has terminated employment or service with the Company or a Subsidiary on or prior to the Effective Time.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any Subsidiary or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, Company RSUs or Company Restricted Stock, or any other agreement providing for compensation or benefits) between the Company or any Subsidiary and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Stockholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit I.

“Escrow Amount” shall mean an amount equal to $74,500,000, seventy percent (70%) of which shall be comprised of cash and thirty percent (30%) of which shall be comprised of shares of Parent Common Stock (valued for this purpose using the Parent Trading Price).

“Escrowed Shares” shall mean the shares of Company Capital Stock held by the Company or any Subsidiary as of the Closing Date pursuant to the terms of the BO Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean the quotient obtained by dividing (x) the Per Share Consideration by (y) the Parent Trading Price, rounded to the nearest 0.00001 (with amounts between 0.000005 and 0.0000099 rounded up).

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; and (v) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (v) above, to the extent of the obligation guaranteed.

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trade-mark, business name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial design property rights; and (v) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary will or may have any material liability, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean the Company Employees listed on Schedule A-1.

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the individuals listed on Schedule A-2 after due and diligent inquiry. As used in this definition, the term “due and diligent inquiry” means that each of such individuals has (i) read the applicable provisions of this Agreement and (ii) has made inquiry of those other individuals within the Company and its Subsidiaries whom such inquiring individual reasonably believes would have direct knowledge of the relevant matters.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used directly in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the businesses of the Company and any of its Subsidiaries as such businesses are currently conducted that are not owned by, or purported to be owned by, the Company or any Subsidiary.

“Licensed IP Contract” shall mean any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, pursuant to which the Company or any Subsidiary is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by RR Donnelley and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is one (1) Business Day prior to the date of this Agreement.

“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered by certain holders of Company Capital Stock, Company Restricted Stock, Company Options or Company RSUs in substantially the form attached hereto as Exhibit D.

“Non-Continuing Employees” shall mean an employee who is not a Continuing Employee or a Departing Employee.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Other Employees” shall mean the employees, consultants and contractors of the Company or any Subsidiary who receive an offer of employment from Parent prior to the Closing Date, other than the Key Employees.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Parent Equity Incentive Plans” means Parent’s 2006 Inducement Equity Incentive Plan or 2004 Equity Incentive Plan, each as amended from time to time.

“Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to Section 1.6(c)(i)(A) in connection with the assumption of a Company Option.

“Parent Restricted Stock” shall mean unvested Parent Common Stock issued pursuant to Section 1.6(b)(iii) in connection with the assumption of Company Restricted Stock.

“Parent RSU” shall mean Parent restricted stock units issued under the terms of an equity incentive plan of Parent, which are to be issued pursuant to Section 1.6(c)(ii)(A) in connection with the assumption of Company RSUs or pursuant to Schedule 5.9(e).

“Parent Trading Price” shall mean the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the twenty (20) consecutive trading days ending on the date that is two (2) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Cash Consideration” shall mean the product obtained by multiplying (x) seventy percent (70%) by (y) the Per Share Consideration.

“Per Share Consideration” shall mean the quotient obtained by dividing (x) the Total Consideration by (y) the Total Outstanding Shares.

“Per Share Stock Consideration” shall mean a number of shares of Parent Common stock equal to the quotient obtained by dividing (x) product obtained by multiplying (i) thirty percent (30%) by (ii) the Per Share Consideration by (y) the Parent Trading Price, rounded to the nearest 0.00001 (with amounts 0.000005 and above rounded up).

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees of Company or any Subsidiary and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Plan” shall mean the Company’s 2007 Equity Incentive Plan, as amended.

“Privacy Legal Requirement” shall mean a Legal Requirement, rule of a self-regulatory organization that the Company or any Subsidiary is or was required to comply with, the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce, and any applicable published industry best practice or other standard (including the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, respectively) or contractual requirement, as it may in each case be amended from time to time, that pertains to (i) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data or (ii) direct marketing to consumers or consumer protection.

“Private Data” shall mean, collectively, Personal Data and Behavioral Data.

“Pro Rata Portion” shall mean, with respect to each Stockholder (other than holders of Company Restricted Stock), an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash and stock issuable pursuant to Section 1.6(b)(i) in respect of the shares of Company Capital Stock (excluding shares of Company Restricted Stock) owned by such Stockholder as of immediately prior to the Effective Time, by (y) the aggregate amount of cash and stock payable and issuable to all Stockholders pursuant to Section 1.6(b)(i) in respect of Company Capital Stock (excluding shares of Company Restricted Stock) as of immediately prior to the Effective Time.

“Registration Rights Agreement” shall mean the Registration Rights Agreement executed and delivered concurrently herewith and attached hereto as Exhibit J.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Related Agreements” shall mean the Non-Disclosure Agreement, the Voting Agreements, the Escrow Agreement, the Registration Rights Agreement, the Joinder Agreements, the Non-Competition and Non-Solicitation Agreements, the 280G Waivers and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the transactions contemplated herein.

“Representative Expense Amount” shall mean an amount in cash equal to $500,000.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Social Media Content” shall mean the text, audio, video, images, podcasts, and other communications or content made available by a third party via the Internet using various online technologies that enable Persons to publish, communicate and/or share information and resources as authors, publishers and/or consumers and information derived from such communications or content by applying analytics.

“Standard Form IP Contract” means each standard form of Company IP Contract used by the Company or any Subsidiary at any time, including each standard form of the following types of agreements, to the extent Company or any Subsidiary actually utilizes such a standard form in the conduct of their businesses: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

“Tax Amount” shall mean the aggregate amount of any duties, levies, administrative fees or Taxes (including Transaction Payroll Taxes) payable by the Company or any Subsidiary in connection with the completion of the transactions contemplated hereby, including pursuant to the payment of any amounts or the issuance of any securities hereunder, other than Third Party Expenses.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company or any Subsidiary in connection with this Agreement, the Merger and the other transactions contemplated hereby, including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby (excluding the reasonable and customary fees and expenses incurred by or on behalf of the Company in connection with the Company’s 2011 financial audit), (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company or any Subsidiary on account of outstanding Indebtedness of the Company or any Subsidiary, or resulting from the early termination of Contracts, resulting from, or in connection with, the Merger and the other transactions contemplated hereby (it being understood that this clause (ii) shall not include any amounts included in Closing Indebtedness), (iii) any bonus, change-in-control payments or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions triggered at or prior to Closing) of the Company or any Subsidiary resulting from the consummation of the Merger and the other transactions contemplated hereby, (iv) any severance paid or payable to an employee of the Company or any Subsidiary who received an offer of employment from Parent or one if its Subsidiaries in accordance with Section 5.9(d) but did not accept such offer of employment prior to the Effective Time, (v) any amounts owing under Transaction Bonus Agreements, and (vi) any payments to third parties under any Contract of the Company or any Subsidiary triggered by the Merger or any other transactions contemplated hereby, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract of the Company or any Subsidiary required to be obtained in connection with the Merger or any other transactions contemplated hereby in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, other than the BO Agreement.

“Total Consideration” shall mean an amount equal to USD$745,000,000, plus the sum of (x) Closing Cash and (y) the Aggregate Strike Price Amount, and minus the sum of (i) Closing Indebtedness, (ii) Third Party Expenses (not including any Third Party Expenses paid prior to the Effective Time), (iii) the Tax Amount, (iv) the Balance Sheet Adjustment Amount and (v) the BO Maximum Earn Out Cash, if any, in each case, without duplication.

“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including the Escrowed Shares), on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of all Company Options, Company RSUs, Company Warrants issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis plus (iii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis plus (iv) the BO Maximum Earn Out Shares. Notwithstanding the foregoing, Total Outstanding Shares shall not include any shares of Company Capital Stock issuable upon the exercise of Company Warrants that expire or are cancelled concurrently with or immediately prior to the Effective Time to the extent not exercised.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement.

“Unaccredited Investor” shall mean a Stockholder who does not complete and deliver to the Company or Parent prior to the Closing Date a Joinder Agreement or an investor questionnaire reasonably acceptable to Parent certifying that such Stockholder is an “accredited investor” as set forth therein (unless Parent in its sole discretion determines such Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a Joinder Agreement or investor questionnaire reasonably acceptable to Parent).

“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger (but subject to any Vesting Acceleration Waiver entered into with respect to such Company Option) will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.